As filed with the Securities and Exchange Commission on October 17, 2017

Registration No. 333-214032

Registration No. 333-218195

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-214032

FORM S-8 REGISTRATION STATEMENT NO. 333-218195

UNDER

THE SECURITIES ACT OF 1933

Parkway, Inc.

(Exact name of registrant as specified in its charter)

Maryland	61-1796261
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

San Felipe Plaza 5847 San Felipe Street, Suite 2200, Houston, Texas	77057
(Address of principal executive offices)	(Zip code)

Parkway, Inc. and Parkway Operating Partnership LP 2016 Omnibus Equity Incentive Plan

Parkway, Inc. 2017 Employee Stock Purchase Plan

(Full title of the plans)

A. Noni Holmes Kidd

Vice President, General Counsel and Secretary

Parkway, Inc.

One Orlando Centre

800 North Magnolia Avenue

Suite 1625

Orlando, Florida 32803

(Name and address of agent for service)

(407) 650-0593

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements of Parkway, Inc., a Maryland corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-214032, originally filed with the SEC on October 7, 2016, registering 6,300,000 shares of common stock, par value $0.001 per share, of the Company pursuant to the Parkway, Inc. and Parkway Operating Partnership LP 2016 Omnibus Equity Incentive Plan; and

•	Registration Statement No. 333-218195, originally filed with the SEC on May 23, 2017, registering 200,000 shares of common stock, par value $0.001 per share, of the Company pursuant to the Parkway, Inc. 2017 Employee Stock Purchase Plan.

The Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 29, 2017, by and among the Company, Parkway Properties LP, a Delaware limited partnership (“Parkway LP”), Real Estate Houston US Trust (“Parent”), a Delaware statutory trust and subsidiary of Canada Pension Plan Investment Board, a Canadian Crown corporation (“CPPIB”), Real Estate Houston US LLC, a Delaware limited liability company and a subsidiary of Parent (“Merger Sub”), and Real Estate Houston US LP, a Delaware limited partnership and an indirect subsidiary of Parent (“Merger Partnership”), pursuant to which Merger Sub merged with and into the Company, with the Company as the surviving entity and a subsidiary of CPPIB (the “Company Merger”), and immediately following the Company Merger, Merger Partnership merged with and into Parkway LP, with Parkway LP as the surviving entity and a subsidiary of CPPIB (the “Partnership Merger” and, together with the Company Merger, the “Mergers”). The Mergers became effective on October 12, 2017.

In connection with the Mergers, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on October 17, 2017.

PARKWAY, INC.

By:	/s/ A. Noni Holmes-Kidd
Name: A. Noni Holmes-Kidd Title: Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.